                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                     NORTH CAROLINA NATURAL GAS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                  [NCGC LOGO]

                      150 Rowan Street/Post Office Box 909
                    Fayetteville, North Carolina 28302-0909

    -----------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD JANUARY 13, 1998

    -----------------------------------------------------------------------

                                                                December 5, 1997
                                                    Fayetteville, North Carolina

TO THE STOCKHOLDERS:

     Notice is hereby given that in accordance with the By-Laws, the Annual Meeting of the Stockholders of North Carolina Natural Gas Corporation (the "Company") will be held at the Radisson Prince Charles Hotel, 450 Hay Street, Fayetteville, North Carolina, at 10:00 A.M., on the 13th day of January 1998, for the following purposes:

     1. To elect three Directors to serve for a term of three years.

     2. To consider and vote upon an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of common stock of the Company from 12,000,000 shares of common stock, $2.50 par value, to 24,000,000 shares of common stock, $2.50 par value.

     3. To transact such other business as may properly come before the meeting.

     Only Stockholders of record on November 26, 1997 are entitled to vote at the Annual Meeting and any adjournment thereof.

                                     /s/ SALLY T. SOWERS
                                     SALLY T. SOWERS,
                                     Secretary

--------------------------------------------------------------------------------

Each Stockholder Who Does Not Expect to Attend is Urged to Date and Sign the Enclosed Proxy and Return it Promptly in the Enclosed Envelope Which Requires No Postage if Mailed in the United States.

                     NORTH CAROLINA NATURAL GAS CORPORATION

                      150 ROWAN STREET/POST OFFICE BOX 909
                    FAYETTEVILLE, NORTH CAROLINA 28302-0909
                                  910-483-0315
                                DECEMBER 5, 1997
                      ------------------------------------
                                Proxy Statement
                      ------------------------------------

     This proxy statement is furnished to Stockholders by the management of the Company for solicitation of proxies for use at the Annual Meeting of Stockholders on Tuesday, January 13, 1998, at 10:00 A.M. at the Radisson Prince Charles Hotel, 450 Hay Street, Fayetteville, North Carolina, and at all adjournments thereof, for the purposes set forth in the attached Notice of Annual Meeting of Stockholders. The accompanying proxy is for use at the meeting if a Stockholder either will be unable to attend in person or will attend but wishes to vote by proxy. The proxy may be revoked by the Stockholder at any time before it is exercised by filing with the Secretary of the Company an instrument revoking it, filing a duly executed proxy bearing a later date or by attending the meeting and electing to vote in person. All shares of the Company's Common Stock represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If no specification is made, the proxies will be voted in favor of (1) electing three Directors for three-year terms expiring in 2001, and (2) amendment of the Company's Certificate of Incorporation to increase the number of authorized shares of common stock from 12,000,000 to 24,000,000 shares.

     The Annual Report for the twelve-month period ended September 30, 1997, is enclosed herewith.

     This proxy is solicited on behalf of the Board of Directors of the Company and the cost of solicitation has been or will be borne by the Company. The approximate date this proxy material is first being sent to Stockholders of the Company is December 5, 1997. The solicitation is being made by mail. In addition, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals and the Company will reimburse them for their expense in so doing. It may be that further solicitation of proxies will be made by telephone or oral communication with some Stockholders of the Company following the original solicitation. All such further solicitation will be made by officers and regular clerical employees of the Company who will not be additionally compensated therefor.

RECORD DATE AND VOTING SECURITIES


     Only common Stockholders of record at the close of business on the 26th day of November 1997 are entitled to vote at the Annual Meeting. On that date, the Company had outstanding and entitled to vote 6,670,203 shares of common stock, $2.50 par value ("Common Stock"). Each issued and outstanding share of Common Stock entitles the Stockholder to one vote. No Stockholder has the right to vote cumulatively for the election of directors. As of September 30, 1997, no Stockholder, to the knowledge of the Company, is the beneficial owner of 5% or more of the Company's Common Stock.


PROPOSAL ONE.  ELECTION OF DIRECTORS

     The Board of Directors of the Company consists of nine persons and is divided into three classes, with the term of office of each class ending in successive years. The terms of the Directors of Class I expire with this Annual Meeting of Stockholders. Each of the three nominees for Class I, if elected, will serve three years until the 2001 Annual Meeting and until their successors have been elected and qualified. The current Directors of Classes II and III will continue in office until the 1999 and 2000 Annual Meetings, respectively.

     The persons named in the enclosed form of proxy will vote for the election of the three nominees named below unless authority so to vote is withheld. In the event any of the nominees should become unable to serve as a Director, the proxy will be voted in accordance with the best judgment of the person or persons acting under it. The election of each nominee requires the affirmative vote of a majority of the shares of Common Stock cast in the election of Directors. The proxies solicited hereby will be voted FOR the election of the three nominees listed below unless otherwise specified in the proxy.

     All of the nominees are currently Directors of the Company and each has served continuously as a Director of the Company since the year indicated. The Company is not aware of any reason why any nominee would be unable to serve.

     The following table sets forth the names and ages of the Nominees For Election As Directors and Continuing Directors, their principal occupation during the past five years and other data regarding them, including Company securities beneficially owned at November 26, 1997, based on information received from the respective Nominees and Continuing Directors.

                        INFORMATION CONCERNING DIRECTORS


                                                                                                    SHARES
                             DIRECTOR          PRINCIPAL OCCUPATION AND DIRECTORSHIPS IN         BENEFICIALLY
        NAME           AGE    SINCE             OTHER PUBLIC COMPANIES WHERE APPLICABLE          OWNED(1)(2)
        ----           ---   --------   -------------------------------------------------------  ------------
                                                  NOMINEES FOR ELECTION AS DIRECTORS
George T. Clark, Jr.   69      1978     Attorney at Law, Wilmington, North Carolina                   8,183
Robert T. Johnson      61      1994     Retired Partner, Arthur Andersen LLP, Atlanta, Georgia        2,664
William H. Prestage    62      1988     President, Prestage Farms, Clinton, North Carolina.          12,500
                                        Directorship: Smithfield Foods, Inc.
                                                         CONTINUING DIRECTORS
Paul A. DelaCourt      63      1989     Chairman, The North Carolina Enterprise Corporation;          7,750
  (Term Expires 1999)                   Chairman and Director, Quick-10 Corporation.
                                        Directorships: Golden Corral Corporation; and
                                        Investor's Management Corporation.
Frank B. Holding, Jr.  36      1995     President of First Citizens BancShares, Inc. and First        1,500
  (Term Expires 1999)                   Citizens Bank, Raleigh, North Carolina 1994-date; Area
                                        Executive, First Citizens Bank, Charlotte, North
                                        Carolina, 1992-1994. Directorship: First Citizens
                                        BancShares, Inc.
James E.S. Hynes       57      1993     Chairman of the Board of Hynes Sales Co. Inc.,                3,306
  (Term Expires 2000)                   manufacturers representatives, Charlotte, North
                                        Carolina. Directorship: Ruddick Corporation
John O. McNairy        49      1995     President and CEO of Tidewater Transit Co., Inc. and         42,907
  (Term Expires 1999)                   Harvey Enterprises & Affiliates, Kinston, North
                                        Carolina, 1981-date; Chairman of the Board of
                                        Stackhouse, Inc., Goldsboro, North Carolina, 1994-date.
                                        Directorship: Wachovia Bank of NC, NA
Richard F. Waid        69      1981     Managing Director, The Robinson-Humphrey Company,            14,954
  (Term Expires 2000)                   Investment Banking & Securities Broker/Dealer, Atlanta,
                                        Georgia, 1992-date. Directorship: Iverson Technology
                                        Corp.
Calvin B. Wells        61      1981     Chairman, President and Chief Executive Officer of the       21,361
  (Term Expires 2000)                   Company
All Directors and Officers as a Group, including those named above (23 persons)                     161,433


---------------

(1) As reported to the Company by the Directors and nominees and executive officers (including shares held by spouses, minor children, affiliated companies, partnerships and trusts over which the named person has beneficial ownership). The percentage of outstanding shares owned beneficially by each person named above is less than 1%. All Directors and Officers as a group owned 2.4%.
(2) Includes full shares acquired through the Dividend Reinvestment Plan.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE ELECTION OF ITS NOMINEES FOR DIRECTOR NAMED ABOVE.

COMMITTEES OF THE BOARD OF DIRECTORS AND MEETING ATTENDANCE

     Meetings of the Board of Directors are held regularly each quarter, including an organizational meeting following the conclusion of the Annual Meeting of Stockholders. Special meetings of the Directors are called as necessary. The Board of Directors held four meetings in fiscal year 1997.

     The Company has two standing committees of the Board of Directors, an Audit Committee and a Personnel and Compensation Committee. The Company does not have a Nominating Committee.

     The Audit Committee, which consists of Messrs. Holding, McNairy, Prestage and Waid, is responsible for approval of the services performed by the Company's independent accountants and for review of the objectivity of its financial reporting. It meets with appropriate Company financial personnel and independent public accountants in connection with its review of the financial statements to be included in the Company's Annual Report to Stockholders. This Committee also recommends to the Board the appointment of the independent public accountants to serve as auditors for the following year in examining the accounts of the Company. This Committee met one time during fiscal year 1997.

     The Personnel and Compensation Committee, which consists of Messrs. Clark, DelaCourt, Hynes, and Johnson, approves changes in the Company's pension plan and makes recommendations to the Board with respect to compensation of the officers of the Company. This Committee met two times during fiscal year 1997.

     During the past fiscal year, no member of the Board of Directors attended fewer than 75% of the Directors' meetings or 75% of the meetings of committees of the Board of Directors on which he served.

DIRECTORS' COMPENSATION

     The Company's standard arrangement for compensation of Directors is payment of $1,250 per month as a Director's retainer fee and $600 for attendance at each meeting of the Board or a committee. Salaried officers of the Company also serving on the Board of Directors receive no additional compensation for their services as members of the Board of Directors. Under the North Carolina Natural Gas Corporation Directors' Deferred Compensation Plan (the "Deferred Compensation Stock Plan") approved by the Stockholders January 14, 1997, nonemployee directors have the right to elect to receive payment of deferred Directors' Fees in shares of the Company's Common Stock. Each $1.00 of Directors' Fees which a Director elects to defer pursuant to the Deferred Compensation Stock Plan will create a credit of common stock units equal to $1.15 worth of the Company's Common Stock. All such deferred amounts of Directors' Fees under the Deferred Compensation Stock Plan will be treated as if they had been invested in shares of the Company's Common Stock by converting the Directors' Fees to common stock units for credit to the Director's memorandum account. The value of the payment made to a Participating Director when the deferral period ends shall depend on the market price of the Company's Common Stock at that time.

     On January 14, 1997, the Stockholders approved the North Carolina Natural Gas Corporation Directors' Retirement Compensation Stock Plan (the "Stock Retirement Plan") which replaced the Cash Retirement Plan for Directors. Under the Stock Retirement Plan, a memorandum account for each Eligible Director shall be maintained for bookkeeping purposes by the Company and was initially credited with a number of common stock units calculated by dividing the present value (using a 7% discount rate) of the Director's future retirement benefit as of December 31, 1996 under the Cash Retirement Plan by the average of daily closing prices on the New York Stock Exchange of the Company's Common Stock during the period October 1, 1996 through December 31, 1996. In subsequent years, an Eligible Director's memorandum account shall be credited with dividend equivalents as and to the same extent that dividends are declared on the Company's Common Stock, with such dividend equivalents being converted into additional common stock units. The Eligible Director's interest in the memorandum account becomes fully vested upon his completion of ten years of service on the Board of Directors of the Company. Any Eligible Director who ceases service on the Board of Directors after five years but before completion of ten years of service will have the number of common stock units in his memorandum account reduced on a pro rata basis to reflect the number of years actually served.

Any Eligible Director who ceases to serve on the Board of Directors prior to the completion of five years of service shall forfeit any common stock units credited to his memorandum account.

EXECUTIVE COMPENSATION AND STOCK OPTION INFORMATION

     The following table sets forth all compensation paid or accrued to the Company's chief executive officer and the four other most highly compensated executive officers of the Company whose total annual salary and bonuses exceeded $100,000 for the fiscal years 1997, 1996 and 1995.

                           SUMMARY COMPENSATION TABLE


                                                                              LONG-TERM
                                                                             COMPENSATION
                                                 ANNUAL COMPENSATION            AWARDS
                                            ------------------------------   ------------
                                                                   OTHER      RESTRICTED
                                                                   ANNUAL       STOCK        ALL OTHER
NAME AND PRINCIPAL POSITION          YEAR    SALARY    BONUS(2)   COMP.(1)      AWARDS      COMPENSATION
---------------------------          ----   --------   --------   --------   ------------   ------------
Calvin B. Wells                      1997   $258,318   $144,693   $      0       $  0           $  0
  Chairman, President and            1996    255,358          0          0          0              0
  Chief Executive Officer            1995    246,412          0    121,788          0              0
Gerald A. Teele                      1997    172,989     55,235     59,170          0              0
  Senior Vice President, Treasurer   1996    171,108          0     44,050          0              0
  and Chief Financial Officer        1995    165,064          0     28,417          0              0
Terrence D. Davis                    1997    124,601     42,081     62,880          0              0
  Vice President -- Operations       1996    123,400          0          0          0              0
  and Industrial Sales               1995    118,331          0          0          0              0
E.J. Mercier, Jr.                    1997     99,885     37,053     62,109          0              0
  Vice President -- Customer         1996     98,683          0     20,495          0              0
  Service                            1995     95,697          0     19,853          0              0
Stuart B. Dixon                      1997     91,554     23,262     59,170          0              0
  Vice President -- Government       1996     90,233          0          0          0              0
  Relations                          1995     86,957          0     20,298          0              0


---------------

(1) Represents the difference between the price paid by the named executive officers for Common Stock of the Company purchased from the Company upon the exercise of stock options and the fair market value of such Common Stock and cash paid for dividend equivalents accrued from the grant date to the exercise date.
(2) Represents amounts earned under the Company's Annual Incentive Plan during Fiscal Year 1997 and paid during Fiscal Year 1998.

                AGGREGATED OPTION EXERCISED IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     The following table shows the aggregated stock options exercised in the fiscal year ended September 30, 1997 and the stock option values for the named executive officers at September 30, 1997.

                                                                                                  VALUE OF UNEXERCISED
                                                                    NUMBER OF UNEXERCISED             IN-THE-MONEY
                                                                      OPTIONS AT FY-END           OPTIONS AT FY-END(2)
                              SHARES ACQUIRED       VALUE        ---------------------------   ---------------------------
                                ON EXERCISE      REALIZED(1)     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                              ---------------   --------------   -----------   -------------   -----------   -------------
Gerald A. Teele.............       2,800           $48,860              0              0         $     0        $     0
Terrence D. Davis...........       2,850            53,509          2,850              0          52,440              0
E.J. Mercier Jr.............       3,100            50,345              0              0               0              0
Stuart B. Dixon.............       2,800            48,860              0              0               0              0

---------------

(1) Represents the difference between the market value of the shares on the date of exercise of the options and the exercise price.
(2) Represents the closing price for the Company's Common Stock on September 30, 1997 of $32.50 less the exercise price for all outstanding options to the named individual.

ANNUAL INCENTIVE PLAN

     The Annual Incentive Plan ("AIP") as adopted by the Board of Directors in 1996 became effective October 1, 1996 for the Company's 1997 Fiscal Year. Officers and key employees who have the opportunity to make significant contributions to the Company's performance are eligible to receive AIP incentive awards based upon the financial performance of the Company, performance of the individual participant and the base salary of each participant. The Board of Directors has the right to suspend or terminate the AIP at any time.

     The AIP is administered by the Personnel and Compensation Committee of the Board of Directors (the "Committee") which, with approval of the Board of Directors, may amend or modify the AIP. The Company's Chief Executive Officer ("CEO") assists the Committee in administering the AIP, with the exception of any decisions pertaining to the CEO's performance and compensation under the AIP. Participants are approved by the Committee, based upon the CEO's recommendations, and will be selected prior to each fiscal year by the Committee. For Fiscal Year 1998, twenty key employees have been selected to participate in the AIP. Participants selected by the Committee to participate in the AIP are grouped into tiers based on the scope of their job responsibilities with such tiers being used to determine target and maximum incentive award levels. Target and maximum incentive award levels are established by the Committee for each participant tier based on a percentage of the base salary for each participant.

     Under the AIP, annual incentive awards are granted upon the achievement of a combination of Company and individual objectives as established by the Committee. While all participants will have some portion of their incentives tied to Company objectives, the weight placed on individual objectives will vary based on each participant's job accountabilities and the degree to which quantifiable individual objectives can be set and measured. An AIP incentive award, if any, to be granted to the CEO for the 1998 Fiscal Year will be determined by the Committee solely by reference to the Company objectives. Company objectives are selected and weighted by the Committee based on their importance to overall Company success and to provide a balance among operating and financial priorities.

     The Company and individual performance objectives are stated in terms of minimum, target and stretch goals. Results that are at or below the performance threshold for a performance measure earn no incentive award. Likewise, results that are at or above the stretch performance level earn the maximum incentive award. Where results fall between the threshold and target or target and stretch performance levels, straight-line interpolation will be used to calculate actual incentives earned.

     At the conclusion of each plan year (fiscal year), reviews of each AIP participant's actual performance versus individual objectives will be made by the CEO or supervising personnel and results will be reported to the Committee. The actual incentive award earned by a participant, if any, is the sum of the incentives earned for actual performance against each Company and individual objective, as the participant's incentive potential is allocated among objectives based on their relative weights.

LONG-TERM INCENTIVE PLAN

     The North Carolina Natural Gas Corporation Long-Term Incentive Plan ("LTIP") is a performance share plan which was approved by the Stockholders on January 14, 1997. The Plan uses shares of Common Stock and cash awards equivalent to the accrued dividends on earned shares of Common Stock as the form of incentive award. Performance shares and dividend equivalents may be earned only for accomplishment of specific Company performance measures established for each plan cycle during the term of the LTIP.

     At the beginning of each plan year (which is a fiscal year commencing October 1), the Directors' Personnel and Compensation Committee ("Committee") selects the senior officers of the Company having the opportunity to make a significant contribution to the Company's long-term performance who are eligible to participate in the LTIP for the plan cycle. The plan cycle is the period over which the Company's performance shall be measured to determine whether any LTIP award shall be paid and in what amount. The plan cycle shall typically be five plan years, commencing with the first day of the first fiscal year (October 1, 1996), with the exception of two special plan cycles which cover the periods of Fiscal Year 1997 through 1999 and Fiscal Year 1997 through 2000.

     The Committee approves target awards for each LTIP participant, stated as a percentage of the participant's base salary. Those target awards shall be converted into a target number of "performance shares" for each LTIP participant by dividing the participant's target award by the average price of one share of Common Stock for the twelve months preceding the plan cycle. The maximum number of performance shares that may be earned by a participant is equal to two times the participant's target number of performance shares.

     The actual number of performance shares earned by participants depends upon the Company's actual results during the plan cycle versus established performance measures. The Committee selects performance measures based upon their relevance in measuring the Company's financial and market performance versus that of the Company's industry peers. For each plan cycle, the Committee selects performance measures and assigns weights on the basis of each performance measure's importance to the long-term success of the Company. For plan cycles represented by Fiscal Years 1997 through 1999, 1997 through 2000 and 1997 through 2001, the performance measures and weights to be used are: (i) total Stockholder return (the annualized rate of return for the plan cycle reflecting stock price appreciation plus the reinvestment of dividends and the compounding effect of dividends paid on reinvested dividends) for the Company over the period of each plan cycle as compared to the results achieved by the Committee-selected group of peer gas distribution companies for the same period (50% weight); and (ii) average return on equity (the average percentage return on equity for all years in the plan cycle. Return on equity for a particular year is net income divided by the average of common equity at the beginning and end of the fiscal year) for the Company over the period of each plan cycle as compared to the results achieved by the same group of peer gas distribution companies for the same period (50% weight).

     The Committee also establishes for each plan cycle the performance range applicable to each performance measure and the amount of incentive compensation that shall be paid at various levels of achievement of the performance measures. For each performance measure, the Committee establishes a performance range which includes three specific performance levels: threshold, target and stretch. No payout of a LTIP award shall be made unless "threshold" performance for one or more of the selected performance measures is attained by the Company for the plan cycle. Company results that are at or above the stretch performance range earn the maximum number of performance shares by participants. Where results fall between threshold and target or target and stretch range for a performance measure, straight-line interpolation is used to calculate actual performance shares earned with performance shares being rounded off to the nearest whole number of shares.

KEY EMPLOYEE STOCK OPTION PLAN

     The Key Employee Stock Option Plan (the "Plan") was authorized by the Board of Directors and Stockholders in 1990. Specified key employees of the Company are eligible to receive an option to purchase shares of Common Stock of the Company. The purpose of the Plan is to attract and retain individuals of outstanding ability and to encourage such key employees to acquire an ownership in the Company. As of September 30, 1997, unexercised options on 2,850 shares of Common Stock are outstanding. Because of the adoption of the Long-Term Incentive Plan in January 1997 described above, the Board of Directors will not grant additional options under the Key Employee Stock Option Plan.

     For outstanding options, the option price per share in each case is 90% of the "fair market value" of a share of the Company's Common Stock on the date the option is granted as determined under the terms of the Plan. Payment of the purchase price upon exercise of an option must be made in cash. However, the Company shall pay to any employee exercising an option a sum equal to 50% of the dividends which would have been payable on the shares of Common Stock covered by the option during the period from the grant of the option to the exercise date of the option. Proceeds received by the Company upon the exercise of options will be used for general corporate purposes.

     An option may not be exercised until five years following the date of grant and shall then be exercisable only during the next two-year period (the "Option Period"). An option will terminate upon the earliest to occur of: (i) expiration of the Option Period; (ii) termination of the employee's employment during the five-year period following the date of grant for any reason other than death, disability or retirement under the Pension Plan; or (iii) three months following termination of the employee's employment for any reason during the Option Period. In the event of termination of employment during the five-year period following the date of grant due to death, disability or retirement, the employee (or, in the event of death, his beneficiary or estate) shall immediately become entitled to exercise the option for a period of three months as to a portion of the shares equal to the number of full calendar months between the date of grant and the date of termination divided by sixty. The Plan also provides for a forfeiture at the discretion of the Committee of an employee's rights to purchase a portion of the shares subject to an option in certain cases where the employee is demoted or his responsibilities are reduced during the five years following the date of grant, and allows the Committee to provide that any option granted will otherwise expire or terminate prior to the expiration of the Option Period upon the occurrence of other events specified by the Committee.

EMPLOYEE STOCK PURCHASE PLAN

     The Employee Stock Purchase Plan (the "ESPP") was adopted by the Board of Directors and approved by Stockholders in 1990. The purpose of the ESPP is to encourage employees of the Company to purchase Common Stock in the Company and thereby increase employee interest in the successful operations of the Company and allow the Company's employees to share in the economic growth and success of the Company through stock ownership.

     The ESPP is administered by a committee of four (4) or more individuals who are Directors or employees of the Company. The ESPP provides for the reservation of 300,000 shares, as adjusted for the October 1992 stock split, of the Company's Common Stock available to all eligible employees of the Company.

     Eligible employees of the Company are those employees who have completed twelve (12) months of continuous service with the Company and meet the minimum work hours per week. Such employees may authorize a payroll deduction of any amount between 2% and 6% of their compensation, including bonuses and overtime, for the purchase of the Company's Common Stock. Any payroll deduction designated by an employee must be in whole multiples of 1% and any Common Stock purchased from the Company on behalf of an employee shall be purchased once a year at a price equal to 90% of the lesser of the average of five (5) trading days ending on:

     (a) the first day of the offering period, or

     (b) the last day of the offering period.

The offering period shall be each twelve (12) month period commencing on January 1.

     The Board of Directors has the right to amend or terminate the ESPP at any time. The ESPP was originally scheduled to terminate January 1, 1994. However, in September 1993, the Board of Directors amended the ESPP to extend the termination date to the earlier of (a) January 1, 1999, or (b) the date on which all or substantially all of the shares of Common Stock authorized for issuance under the ESPP have been purchased.

EMPLOYEE RETIREMENT PLANS

     The Company has a defined benefit retirement plan (the "Retirement Plan") which covers all full-time employees upon their attaining age 21 and completing one year of service. The Company also has a pension restoration plan (the "Restoration Plan") which provides certain employees with retirement benefits they otherwise would have received under the Retirement Plan formula but which may not be paid to them under the Retirement Plan due to limitations on benefits imposed by the Internal Revenue Code. Collectively, these plans are referred to herein as the "Retirement Plans".

     The Retirement Plan is wholly paid for by the Company which has established a trust with a bank as trustee to which contributions are made from time to time by the Company and from which the benefits under the Retirement Plan are paid. The Restoration Plan is administered by the Company and the benefits thereunder are payable from the Company's general funds.

     A participant in the Retirement Plans becomes fully vested prior to normal retirement at age 65 upon the completion of five years of service. Benefits are also provided under the Retirement Plans in the event of early retirement or disability retirement at or after age 55 and the completion of at least 20 years of service. Benefits under the Retirement Plans are based upon application of a formula to the specified average compensation and years of credited service (up to a maximum of 20 years) at normal retirement age. Compensation covered by the Retirement Plans consists of W-2 wages plus certain deferred compensation, the total of which approximates the total of amounts shown in the Summary Compensation Table.

     The table below illustrates the amount of annual, normal retirement benefits payable under the Retirement Plans based upon application of the plan formula to the specified average compensation and years of credited service at normal retirement age, allowing for reasonable increases in existing compensation levels. These amounts, which do not reflect reductions which would result from joint and survivor elections, are in addition to Social Security benefits or other amounts that would be paid at normal retirement age.

                              YEARS OF CREDITED SERVICE
    AVERAGE      ----------------------------------------------------
  COMPENSATION      15         20         25         30         35
  ------------   --------   --------   --------   --------   --------
    $100,000     $ 37,500   $ 50,000   $ 50,000   $ 50,000   $ 50,000
     150,000       56,250     75,000     75,000     75,000     75,000
     200,000       75,000    100,000    100,000    100,000    100,000
     250,000       93,750    125,000    125,000    125,000    125,000
     300,000      112,500    150,000    150,000    150,000    150,000
     400,000      150,000    200,000    200,000    200,000    200,000

     Anticipated years of credited service under the Retirement Plans for the individuals named in the Summary Compensation Table are as follows: Calvin B. Wells, 27 years; Gerald A. Teele, 31 years; Terrence D. Davis, 19 years; E.J. Mercier, Jr. , 44 years; and Stuart B. Dixon, 14 years.

     Benefit amounts are computed on a straight-line annuity basis.

EXECUTIVE EMPLOYMENT AGREEMENTS
IN THE EVENT OF CHANGE IN CONTROL

     The Company has Employment Agreements ("Agreements") with ten (10) of its executive officers holding the rank of corporate vice president or higher. The purpose of such Agreements is to encourage retention of its present senior executive officers and provide assurance that such officers are able to devote their full attention and energies to the Company's business in the face of potentially disruptive and distracting circumstances that may arise upon an attempted or actual change in control or takeover of the Company. The Agreements provide for the payment of certain severance benefits only in the event of a termination of employment following a change in control of the Company. A "Change in Control" is deemed to have occurred if (i) the Company consolidates or merges into or with another corporation as a result of which the Company is not the surviving corporation, or (ii) a majority of the outstanding shares of the Company are acquired by any other corporation, person or group.

     Each covered officer is entitled to such benefits in the event his employment with the Company or its successor is terminated within a period of three (3) years following a Change in Control unless such termination is (i) due to his death or retirement, (ii) by the Company for "cause" or due to his "disability", or (iii) by the officer other than for "Good Reason". Such benefits consist of severance pay in an amount equal to the executive's salary in effect at the time of Change in Control for a maximum period of two (2) years and eleven (11) months plus participation in any pension or retirement plans, life insurance, health and accident insurance, and disability benefits normally due the employee, provided that if the terminated executive obtains employment with another employer, the amount of compensation due the terminated employee by the Company or its successor will be reduced by the salary paid by the other employer. With respect to all individuals who have such Agreements, the average of their current annual salaries is $116,760.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     There are no executive officer-director interlocks where an executive of the Company serves on the Compensation Committee of another company that has an executive officer serving on the Company's Board of Directors. Messrs. George T. Clark, Jr., Paul A. DelaCourt, James E.S. Hynes and Robert T. Johnson serve as the Directors' Personnel and Compensation Committee.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

     The Company's Directors and executive officers, and persons who own more than 10% of the Company's Common Stock, are required under the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership of Company Common Stock with the Securities and Exchange Commission and the New York Stock Exchange.

     Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's Directors and executive officers, the Company believes that during the 1997 fiscal year, its Directors and executive officers complied with all applicable Section 16(a) filing requirements.

REPORT OF PERSONNEL AND COMPENSATION COMMITTEE ON
EXECUTIVE COMPENSATION

     The Personnel and Compensation Committee is responsible for recommending to the Board of Directors the compensation level of the Chief Executive and other officers of the Company. This Committee is comprised of four independent outside directors who are not eligible to participate in any compensation program available to officers or employees of the Company.

     The Committee's compensation philosophy is based on the following principles:

     (1) Compensation of the Company's executives is to be motivational and emphasize the key financial and operating objectives that have the ultimate goal of enhancing Stockholder value while fulfilling the Company's responsibilities as a regulated North Carolina utility;

     (2) The levels of compensation shall reflect consideration of the level of job responsibility, Company and individual performance, experience, and industry peer comparisons;

     (3) Executive compensation is to be competitive in order to attract and retain qualified employees. In addition to monetary payments, the Company shall award stock ownership to executives based on performance in order to better align the interests of executives with those of Stockholders;

     (4) The Committee shall set compensation for its executives outside the presence of the executives concerned.

     The compensation of executive officers consists primarily of a base salary, the Annual Incentive Plan, and the Long-Term Incentive Plan. The Annual Incentive Plan is designed to attract and retain capable individuals to serve as officers and key employees of the Company, and to motivate these employees to achieve operating results exceeding industry peers and to control operating expenses while producing above average returns for Stockholders. The Long-Term Incentive Plan is designed to focus the participants' attention on the long-term creation of Stockholder value that exceeds the Company's industry peers while promoting ownership of the Company's Common Stock among the Company's senior officers, thereby increasing management's linkage to Stockholder interests.

     On recommendation of the Personnel and Compensation Committee and approval of the Board of Directors, Mr. Wells' base salary remained the same for Fiscal Year 1997 as his base salary for Fiscal Year 1996. This compensation level was set based on the factors indicated above, including compensation of individuals holding similar positions in other gas distribution companies, return on equity, other financial and operating performance indicators, and certain qualitative factors. The performance of the Company's

Common Stock and total return for the most recent five-year period of his leadership as Chief Executive Officer is shown on the performance graph below.

     This report is submitted by members of the Personnel and Compensation
Committee: Paul A. DelaCourt, Chairman; George T. Clark, Jr.; James E.S. Hynes; and Robert T. Johnson.

PERFORMANCE GRAPH

     The graph below compares the yearly change in the cumulative total Stockholder return for NCNG Common Stock as compared with the S&P Utilities and a peer group of companies. This graph assumes investment of $100 in Common Stock in each of the indices on September 30, 1992 and reinvestment of all subsequent dividends.

        Measurement Period
      (Fiscal Year Covered)               NCNG           S&P Utilities       Peer Group
1992                                              100                100                100
1993                                              135                124                125
1994                                              117                108                110
1995                                              119                138                125
1996                                              167                148                151
1997                                              191                169                179

     The members of the peer group referred to in the performance graph above are AGL Resources, Atmos Energy Corp., Bay State Gas, Berkshire Gas Co., Brooklyn Union Gas Co., Cascade Natural Gas Corp., Colonial Gas Co., Connecticut Energy Corp., Connecticut Natural Gas Corp., Corning Natural Gas, CTG Resources, Inc., Delta Natural Gas Co. Inc., Energy West Inc., Energynorth Inc., Essex County Gas Co., Fall River Gas Co., Indiana Energy Inc., Laclede Gas Co., Mobile Gas Service Corp., New Jersey Resources, Northwest Natural Gas Co., NUI Corp., Pacific Enterprises, Pennsylvania Enterprises, Inc., Peoples Energy Corp., Piedmont Natural Gas Co., Providence Energy Corp., Public Service Co. of NC, Roanoke Gas Co., Southern Union, South Jersey Industries, Washington Gas Light Co., and Yankee Energy System, Inc.

PROPOSAL TWO. AMENDMENT OF THE FOURTH ARTICLE OF THE CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK

     The Board adopted, subject to Stockholders' approval, an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 12,000,000 to 24,000,000 shares, for the reasons discussed below. A copy of the proposed amendment of the Certificate of Incorporation is attached to this Proxy Statement as Appendix A.


     The Company currently has 12,000,000 authorized shares of Common Stock, par value $2.50 per share, of which 6,667,499 shares were outstanding at September 30, 1997. In addition, there are currently 302,000 shares reserved for issuance under the Company's Dividend Reinvestment Plan, 75,000 shares for the Key Employee Stock Option Plan, 221,000 shares for the Employee Stock Purchase Plan, 150,000 shares for the Long-Term Incentive Plan, 75,000 shares for the Directors' Deferred Compensation Stock Plan, 35,000 shares for the Directors' Retirement Compensation Stock Plan, and 4,474,000 shares for the Shareholder Rights Plan.


     The Board believes that it is desirable to increase the number of authorized shares of Common Stock for a number of reasons, including having the shares available for Common Stock dividends or stock splits, the Shareholder Rights Plan and for other lawful purposes deemed proper by the Directors. Having such additional authorized shares of Common Stock available for issuance will give the Company greater flexibility and will allow such shares to be issued without the expense and delay of a special Stockholders' meeting, unless such action is required by applicable law or the rules of any stock exchange on which the Company's securities may then be listed.

     The Company has only one class of stock, i.e., Common Stock, par value $2.50 per share. All of such shares are voting shares and have the same voting rights. However, none of such shares confer any preemptive rights on the holders thereof to purchase or receive any additional shares of the Company's Common Stock or any other securities or rights or options for the Company's securities authorized or acquired by the Company in the future. The Board of Directors may issue the Common Stock for such consideration as may be fixed by the Board and for any corporate purpose without further action by the Stockholders, except as may be required by law. Each share of Common Stock has equal dividend rights and participates equally upon liquidation.

    VOTE REQUIRED AND RECOMMENDATION OF THE BOARD WITH RESPECT TO PROPOSAL TWO.


     Under North Carolina law, the affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote at the Meeting is required to adopt this Proposal Two. Shares of Common Stock that are voted as an abstention shall be treated as voting against Proposal Two and broker nonvotes shall have no effect on the outcome of the vote on Proposal Two.


    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" PROPOSAL TWO.

INDEPENDENT ACCOUNTANTS

     The Board of Directors of the Company has selected the firm of Arthur Andersen LLP to continue as independent accountants for the Company and its wholly-owned subsidiaries, Cape Fear Energy Corporation, NCNG Cardinal Pipeline Investment Corporation, NCNG Energy Corporation, and NCNG Pine Needle Investment Corporation, for the fiscal year beginning October 1, 1997. Arthur Andersen LLP has acted for the Company in such capacity since 1959.

     Before each professional service was rendered by Arthur Andersen LLP, it was approved by, and the possible effect on the independence of the accountants was considered by, the Audit Committee of the Board of Directors. An invitation has been extended to the firm of Arthur Andersen LLP to attend the Annual Meeting of Stockholders with the opportunity to make a statement and to answer appropriate questions. A representative of the firm has indicated he will attend the meeting.

STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be presented at the 1999 Annual Meeting and included in the proxy statement and form of proxy relating to that meeting must be received by the Company at its principal executive offices not later than August 1, 1998.

ANNUAL REPORT

     Pursuant to regulations of the Securities and Exchange Commission (SEC), the Company is required to file with the SEC an Annual Report on Form 10-K within 90 days of the end of each fiscal year. ON OR AFTER DECEMBER 31, 1997, UPON WRITTEN REQUEST ADDRESSED TO SALLY T. SOWERS, SECRETARY OF NORTH CAROLINA NATURAL GAS CORPORATION, POST OFFICE BOX 909, 150 ROWAN STREET, FAYETTEVILLE, NORTH CAROLINA 28302-0909, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1997, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, WILL BE FORWARDED WITHOUT CHARGE TO THE STOCKHOLDER MAKING SUCH REQUEST.

OTHER MATTERS

     The management of the Company knows of no other matters which may come before the meeting. However, if any matters other than those referred to above should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment.

     By order of the Board of Directors this 5th day of December 1997.

                                          Sally T. Sowers, Secretary

                                                                      APPENDIX A

     RESOLVED: That the Fourth Article of the Certificate of Incorporation of North Carolina Natural Gas Corporation, as heretofore amended, is further amended to read as follows:

     FOURTH: The total number of shares of stock which this corporation is authorized to issue is TWENTY-FOUR MILLION (24,000,000) shares of common stock of the par value of Two Dollars Fifty Cents ($2.50) each amounting to SIXTY MILLION DOLLARS ($60,000,000.00).

     No stockholders as such shall be entitled as a matter of right to subscribe for, purchase or receive any shares of the stock of any class or any rights or options of the Corporation which it may issue or sell, whether out of the number of shares authorized by this Certificate of Incorporation or by amendment thereof or out of the shares of the stock of the Corporation acquired by it after the issuance thereof, nor shall any stockholder be entitled as a matter of right to subscribe for, purchase or receive any bonds, debentures or other securities which the corporation may issue or sell that shall be convertible into or exchangeable for stock of any class or to which shall be attached or appertain any warrant or warrants or other instrument or instruments that shall confer upon the holder or owner of such obligation the right to subscribe for, purchase or receive from the corporation any shares of its capital stock. But all such additional issues of stock, rights and options, or of bonds, debentures or other securities convertible into or exchangeable for stock or to which warrants shall be attached or appertain or which shall confer upon the holder the right to subscribe for, purchase or receive any shares of stock, may be issued and disposed of by the Board of Directors to such person, firms or corporations and upon such terms as in their absolute discretion they may deem advisable.

                                                                     APPENDIX B

PROXY                                                                     PROXY
                     NORTH CAROLINA NATURAL GAS CORPORATION

                    Proxy for Annual Meeting of Stockholders
  This Proxy is Solicited on Behalf of the Board of Directors of the Company

The signatory stockholder hereby appoints Calvin B. Wells and Sally T. Sowers, or either of them, with full power of substitution as attorneys and proxies to vote all of the shares of COMMON STOCK of North Carolina Natural Gas Corporation held or owned by said stockholder at the Annual Meeting of Stockholders on January 13, 1998, and at any adjournments thereof, as follows on the reverse.

THE SHARES OF COMMON STOCK REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR PROPOSALS ONE AND TWO.

Stockholders should sign exactly as name appears on the reverse. Any person signing in a fiduciary capacity will please enclose proof of his appointment unless such proof has already been furnished. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

HAS YOUR ADDRESS CHANGED?

------------------------------------

------------------------------------

------------------------------------


-------------------------------------------------------------------------------

[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE

                     NORTH CAROLINA NATURAL GAS CORPORATION

RECORD DATE SHARES:
                    _____________

1.  Election of Directors.
                 [ ] FOR    [ ] WITHHOLD    [ ] FOR ALL EXCEPT

       George T. Clark, Jr., Robert T. Johnson, and William H. Prestage

    Instruction: To withhold authority to vote for any nominee, mark the "For All Except" box and strike a line through the nominee's name in the list provided above.)


2. Approval of an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of common stock of the Company from 12,000,000 shares of common stock, $2.50 par value, to 24,000,000 shares of common stock, $2.50 par value.

                     [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

3. In their discretion, upon any other business which may properly come before the meeting or any adjournment thereof.

    Mark box at right if address change has been noted on the reverse side of this card. [ ]


PLEASE BE SURE TO SIGN AND DATE THIS PROXY.


__________________________________________
Date

__________________________________________
Stockholder sign here

__________________________________________
Co-owner sign here


------------------------------------------------------------------------------
DETACH CARD


                    NORTH CAROLINA NATURAL GAS CORPORATION


Dear Stockholder:

Please take note of the important information enclosed with this Proxy Ballot. There are a number of issues related to the management and operation of your Company that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares shall be voted. Then sign and date the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Stockholders, January 13, 1998.

Thank you in advance for your prompt consideration of these matters.

Sincerely,


North Carolina Natural Gas Corporation